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[FORETHOUGHT LOGO]


                       FORETHOUGHT LIFE INSURANCE COMPANY
                              [300 N. Meridian St.
                                   Suite 1800
                            Indianapolis, IN 46204]


                          CONTRACT MATURITY DATE RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the date it is issued to You. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract. The terms and conditions in this rider supersede any conflicting provision in the Contract. Terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

This rider modifies the Contract by replacing the Contract Maturity Date definition in the Contract with the following definition:

   CONTRACT MATURITY DATE - The later of (i) the tenth Contract Anniversary or
                            (ii) the Valuation Day immediately following the oldest Owner's 95th birthday; or, in the case of a non-natural Owner, the Valuation Day immediately following the Annuitant's 95th birthday.

SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY

 [

                  /s/ Samuel Ramos                        /s/ Michael A. Reardon
                      SECRETARY                                 PRESIDENT]